Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

GT Biopharma, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-3 (File No. ________ ) of our report dated March 28, 2022, relating to the consolidated financial statements of GT Biopharma, Inc. and Subsidiaries as of December 31, 2021 and 2020 which appear in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 28, 2022. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company

Weinberg & Company, P.A.

Los Angeles, California

October 13, 2022